Exhibit 99.7

Synalloy Announces Commencement of Rights Offering

Richmond, Virginia, November 30, 2021 – Synalloy Corporation (Nasdaq: SYNL) (“Synalloy” or the “Company”), an industrials company focused on the production and distribution of piping, tubing and specialty chemicals, today announced that it has commenced its previously-announced rights offering (the “Rights Offering”), which, if fully subscribed, would raise proceeds of approximately $10 million.

Pursuant to the Rights Offering, the Company is distributing non-transferable subscription rights to each holder of its common stock as of 5:00 p.m., Eastern Standard Time, on November 29, 2021 (the “Record Date”). The subscription rights may be exercised at any time during the subscription period, which commences today and ends at 5:00 p.m., Eastern Standard Time, on December 16, 2021 (the “Expiration Date”). The subscription rights will expire if they are not exercised by the Expiration Date.

One subscription right is being distributed for each share of common stock held as of the Record Date, with each subscription right exercisable for 0.083768 shares of common stock at an exercise price of $12.75 per full share of common stock. The Company will not issue any fractional shares upon exercise of any subscription rights in the Rights Offering, and shareholders must exercise subscription rights which would result in the issuance of at least one whole share of common stock to participate in the Rights Offering.  For example, if you owned 1,000 shares of our common stock on the Record Date, you would be granted subscription rights to purchase an aggregate of 83 shares of our common stock (rounded down to the nearest whole share) at the Subscription Price per share. An aggregate of up to 785,103 shares of common stock are issuable pursuant to the Rights Offering.

Each stockholder that exercises its basic subscription rights in full is entitled, subject to certain limitations and conditions, to oversubscribe for additional shares that remain unsubscribed at the expiration of the Rights Offering. If the Rights Offering is oversubscribed, then any exercise of the oversubscription privilege will be subject to proration as set forth in the offering documents.

Certain of the Company’s insiders, including all of the directors and the interim CEO, and the Company’s two largest shareholders, Privet Fund LP (“Privet”) and UPG Enterprises LLC (“UPG”), have indicated to the Company that they will be exercising their basic subscription rights in full. Additionally, Privet and UPG have indicated to the Company that they intend to oversubscribe for additional shares of common stock as well. However, no stockholders have made any formal binding commitment in such regard.

The Company currently intends to use the net proceeds from the Rights Offering for general corporate purposes, which may include, among other uses, certain growth initiatives (including acquisitions) as well as the repayment of our revolving credit facility.

A prospectus supplement relating to the Rights Offering was filed with the Securities and Exchange Commission (the “SEC”) on November 30, 2021 and is available on the website of the SEC.  Questions about the offering and requests for copies of the prospectus supplement relating to the Rights Offering may be directed to Saratoga Proxy Consulting, LLC, the Company’s information agent for the Rights Offering, at the email address and telephone number provided at the end of this press release.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy any securities, nor shall there be any offer, solicitation or sale of securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About Synalloy Corporation
Synalloy Corporation (Nasdaq: SYNL) is a company that engages in a number of diverse business activities including the production of stainless steel and galvanized pipe and tube, the master distribution of seamless carbon pipe and tube, and the production of specialty chemicals. For more information about Synalloy Corporation, please visit its web site at www.synalloy.com.

Forward-Looking Statements
This press release includes "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 and other applicable federal securities laws. All statements that are not historical facts are forward-looking statements. Forward looking statements can be identified through the use of words such as "estimate," "project," "intend," "expect," "believe," "should," "anticipate," "hope," "optimistic," "plan," "outlook," "should," "could," "may" and similar expressions. The forward-looking statements are subject to certain risks and uncertainties, including without limitation those identified below, which could cause actual results to differ materially from historical results or those anticipated. Readers are cautioned not to place undue reliance on these forward-looking statements. The following factors could cause actual results to differ materially from historical results or those anticipated: adverse economic conditions, including risks relating to the impact and spread of and the government’s response to COVID-19; inability to weather an economic downturn; the impact of competitive products and pricing; product demand and acceptance risks; raw material and other increased costs; raw material availability; financial stability of the Company’s customers; customer delays or difficulties in the production of products; loss of consumer or investor confidence; employee relations; ability to maintain workforce by hiring trained employees; labor efficiencies; risks associated with acquisitions; environmental issues; negative or unexpected results from tax law changes; inability to comply with covenants and ratios required by the Company’s debt financing arrangements; and other risks detailed from time-to-time in Synalloy Corporation's Securities and Exchange Commission filings, including our Annual Report on Form 10-K, which filings are available from the SEC. Synalloy Corporation assumes no obligation to update any forward-looking information included in this release.

Company Contact

Aaron Tam
Chief Financial Officer
1-804-822-3260

Investor Relations

Cody Slach and Cody Cree
Gateway Investor Relations
1-949-574-3860
SYNL@gatewayir.com

Rights Offering Information Agent

Saratoga Proxy Consulting, LLC
1-888-368-0379
info@saratogaproxy.com